Exhibit 4.4

EXECUTION COPY

ESCROW AND SECURITY AGREEMENT

between

BANKRATE, INC.

and

WILMINGTON TRUST FSB,

as Escrow Agent and Trustee

Dated as of July 13, 2010

ACCOUNT NUMBER: 099150-002

SHORT TITLE OF ACCOUNT: Bankrate Inc. - Escrow

ESCROW AND SECURITY AGREEMENT made this 13th day of July, 2010 (this “Agreement”), by and between WILMINGTON TRUST FSB, in its capacities, as a “securities intermediary” as defined in Section 8-102 of the UCC (as defined herein), a “bank” as defined in Section 9-102 of the UCC and as escrow agent (the “Escrow Agent”), and in its capacity as trustee under the Indenture described below (the “Trustee”) and BANKRATE, INC., a Florida corporation (the “Company”). All references to “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

This Agreement is being entered into in connection with (i) the Purchase Agreement (the “Purchase Agreement”), dated as of June 29, 2010, among the Company, the Domestic Subsidiaries of the Company that thereafter become parties thereto as guarantors (the “Guarantors”) and Jefferies & Company, Inc. and RBC Capital Markets Corporation and (ii) the Indenture (the “Indenture”), dated as of July 13, 2010, governing the Company’s 11 3/4% Senior Secured Notes due 2015 (the “Notes”), among the Company, the Guarantors and the Trustee. Capitalized terms, which are used but not defined herein, have the respective meanings specified in the Indenture. Pursuant to the Purchase Agreement and the Company’s Offering Memorandum, dated June 29, 2010 (the “Offering Memorandum”), the Company is offering (the “Offering”) $300.0 million aggregate principal amount of the Notes.

The Company, the Trustee and the Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, the Escrow Agent shall hold in escrow and shall distribute Escrow Property (as defined herein) in accordance with and subject to the following:

ARTICLE I

INSTRUCTIONS

Section 1.1 Appointment of Escrow Agent; Escrow Property.

The property and/or funds deposited or to be deposited with the Escrow Agent by the Company shall be as follows:

(a) The Company hereby appoints Wilmington Trust FSB as Escrow Agent in accordance with the terms and conditions set forth in this Agreement and Wilmington Trust FSB hereby accepts such appointment. Concurrently with the execution and delivery hereof, the Company will cause to be deposited with the Escrow Agent in a trust account maintained as a securities account at Wilmington Trust FSB (ABA No. 031100092 with the account number 099150-002 Attn: Joseph O’Donnell, and the account name “Bankrate Inc. – Escrow” (such account referred to as the “Pledged Account”) $81,975,000 (the “Initial Deposit”). The Initial Deposit is in an amount sufficient to redeem in cash $80,000,000 aggregate principal amount of the Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to August 27, 2010.

(b) (i) The Escrow Agent shall accept the Initial Deposit and shall hold such funds and the proceeds thereof in the Pledged Account for disbursement in accordance with the provisions hereof. The Pledged Account shall be under the control (within the meaning of Section 8-106, 9-106 and 9-104 of the UCC) of the Trustee and, notwithstanding any other provisions of this Agreement, the Escrow Agent shall comply with all entitlement orders and instructions given by the Trustee (in its capacity as a secured party) directing the disposition of the Escrow Property without further consent of the Company or any other person, it being acknowledged and agreed that so long as no Event of Default exists, the Escrow Agent shall honor instructions issued by the Company in accordance with Sections 1.2, 1.3 and 1.5 hereof. The Trustee agrees not to deliver any entitlement orders or instructions except as permitted by Section 1.3(c) hereof. Notwithstanding anything to the contrary contained herein, if at anytime the Escrow Agent receives conflicting entitlement orders or instructions from the Trustee or the Company, the Escrow Agent shall comply with such entitlement order or instruction of the Trustee without further consent by the Company or any other person. Each party hereto confirms that the arrangements established above constitute “control” of the Pledged Account. The Escrow Agent and the Company have not and will not enter into any other agreement with respect to control of the Pledged Account or purporting to limit or condition the obligation of the Escrow Agent to comply with any orders or instructions with respect to the Pledged Account or the Escrow Property as set forth in this Section 1.1(b).

(ii) As security for the due and punctual payment of all obligations that may become due in respect of the Notes (including, without limitation, the aggregate principal amount of and accrued and unpaid interest and premium, if any, on the Notes to be redeemed on the Escrow Redemption Date), the Company hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, a continuing security interest in, and a lien on, the Pledged Account and the Escrow Property (as defined below) credited thereto and all the proceeds thereof, whether now owned or existing or hereafter acquired or arising. The security interest of the Trustee shall at all times be valid, perfected and enforceable as a first-priority security interest by the Trustee against the Company and all third parties in accordance with the terms of this Agreement.

(iii) The Company agrees to file all financing statements and take all other steps as necessary in connection with the perfection of such security interest. The Company hereby authorizes the filing of any financing statements in any jurisdiction and in any filing office as necessary or advisable to perfect the security interest granted to the Trustee herein and such financing statements may describe the collateral in the same manner described herein or in any other manner as necessary or advisable to ensure perfection of the security interest contained herein.

(iv) Upon the release of any Escrow Property pursuant to Section 1.3(a) hereof, the security interest of the Trustee for the benefit of the holders of the Notes shall automatically terminate without any further action. The Company may take all steps necessary to terminate any financing statements and the Trustee shall execute such other documents without recourse, representation or warranty of any kind as the Company shall reasonably request to evidence or confirm the termination of the security interest.

The Initial Deposit, Pledged Account and all funds, securities or other property now or hereafter credited to the Pledged Account, plus all interest, dividends and other distributions and payments on any of the foregoing (collectively the “Distributions”) received by the Escrow Agent are collectively referred to herein as “Escrow Property.”

(c) The Company represents and warrants that (i) it was duly incorporated and is validly existing as a Florida corporation and is not incorporated under the laws of any other jurisdiction, and during the term of this Agreement, the Company will not change its jurisdiction of organization and (ii) this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (iii) federal and state securities laws and public policy considerations.

(d) The Escrow Agent represents and warrants that (i) it has all power and authority to act as a securities intermediary, as defined in Section 8-102 of the UCC and (ii) this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, subject to (a) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (c) federal and state securities laws and public policy considerations.

(e) The Trustee represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (iii) federal and state securities laws and public policy considerations.

Section 1.2 Investment of Escrow Property.

Upon written directions from the Company, the Escrow Agent shall, as soon as practicable, invest or reinvest the Escrow Property without distinction between principal and income, in one or more of the instruments described on Schedule A hereto.

The Escrow Agent shall credit all such investments to the Pledged Account and hereby agrees to treat the Initial Deposit, any such investment and any Distributions thereon as financial assets within the meaning of Section 8-102(a)(9) of the New York Uniform Commercial Code. The Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with Section 2.4 of this Agreement.

Section 1.3 Distribution of Escrow Property.

The Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

(a) The Escrow Agent shall only release the Escrow Property as directed in written instructions from the Company and if the Escrow Agent receives an Officers’ Certificate from the Company, substantially in the form of Exhibit A hereto, certifying to the Escrow Agent that:

(i) the CreditCards Acquisition has not yet been consummated,

(ii) all conditions precedent (other than the payment of consideration) to the consummation of the CreditCards Acquisition (including the receipt of all governmental approvals or consents necessary or desirable in connection with the CreditCards Acquisition) have been satisfied or waived in accordance with the terms of the agreements governing the CreditCards Acquisition,

(iii) the CreditCards Acquisition will be consummated on substantially the terms described in the Offering Memorandum concurrently with the release of funds on deposit in or credited to the Pledged Account in the amount specified in such Officers’ Certificate (which amount shall, in any event, not exceed $80.0 million),

(iv) such funds will be applied in the manner described under the caption “Use of Proceeds” in the Offering Memorandum as it relates to the CreditCards Acquisition,

(v) the Company will, concurrently with the consummation of the CreditCards Acquisition, cause CreditCards.com, Inc. and each of its Domestic Subsidiaries to comply with Section 3.12 of the Indenture and cause CreditCards.com, Inc. and each such Subsidiary to execute and deliver a joinder to the Registration Rights Agreement, and

(vi) no Default described in clause (6) of the definition of the term “Event of Default” under the Indenture or any Event of Default has occurred and is continuing or will result therefrom;

provided that if the Officers’ Certificate is delivered to the Escrow Agent, the Escrow Agent shall, together with the disbursement of funds requested in such Officers’ Certificate, disburse to the Company any funds that would otherwise have remained in the Pledged Account following the disbursement requested under such Officers’ Certificate, which funds may be used by the Company for any other purpose not prohibited by the Indenture.

(b) If the conditions contained in clause (a) above have not been satisfied at or before 10:00 a.m. (New York City time) on August 27, 2010 (or such earlier date as the Company determines not to pursue the CreditCards Acquisition, as evidenced by written notice to the Trustee and the Escrow Agent), the Escrow Agent will release to the Paying Agent an amount of Escrow Property in cash equal to 101% of $80,000,000, plus accrued and unpaid interest on the Notes to be redeemed on the Escrow Redemption Date, for payment to the holders of the Notes in accordance with the escrow redemption provisions contained in the Indenture. Immediately following such release to the Paying Agent, the Escrow Agent shall release any Escrow Property that remains in the Pledged Account as directed in written instructions from the Company.

(c) If the Escrow Agent receives a written notice from the Trustee that (i) the principal amount of and accrued and unpaid interest on the Notes has become immediately due and payable pursuant to Section 6.2 of the Indenture, the Escrow Agent will liquidate all Escrow Property then held by it, and the Escrow Agent will release (i) to the Trustee any fees and expenses of the Trustee owing to the Trustee and (ii) to the Paying Agent for payment to the holders of the Notes the amount of Escrow Property sufficient to pay such accelerated principal amount plus accrued and unpaid interest thereon within one Business Day after receipt of such written notice from the Trustee. Immediately following such releases, the Escrow Agent shall release any Escrow Property that remains in the Pledged Account as directed in written instructions from the Company.

(d) In the case of disbursements pursuant to clause (a) or (c) above, the Escrow Agent shall, as soon as practicable after receipt of such notices, liquidate any investments of the Escrow Property and shall promptly make any distributions thereafter. If the Escrow Property has not been disbursed by the Escrow Agent by the close of business on August 25, 2010, the Escrow Agent shall liquidate all investments of the Escrow Property in anticipation of a disbursement pursuant to clause (b) above on August 27, 2010 and may leave such funds uninvested until such date.

Section 1.4 Addresses.

Notices, instructions and other communications shall be sent (a) if to the Company or the Trustee, at their respective addresses set forth in the Indenture and (b) if to the Escrow Agent, as follows: Wilmington Trust FSB, 246 Goose Lane, Suite 105, Guilford, CT 06437, Attn: Joseph O’Donnell.

Section 1.5 Distribution of Escrow Property Upon Termination.

Upon the release of any Escrow Property as directed by the Company, pursuant to Section 1.3(a) hereof, such Escrow Property shall be delivered to the recipient, free and clear of any and all interests of the Escrow Agent, the Trustee and the holders of the Notes (except for any liens thereon arising under the Indenture or the Security Documents).

Upon any release of any Escrow Property to the Paying Agent for distribution to the holders of the Notes pursuant to Section 1.3(b) or (c), the Escrow Property released in accordance with those sections will be delivered to the recipients identified therein free and clear of any and all claim or interest of the Company.

Section 1.6 Compensation.

(a) The Company shall pay all activity charges as per the fees set forth in that certain fee agreement, dated as of July 7, 2010, between Wilmington Trust FSB and the Company.

(b) The Company shall be responsible for and shall reimburse the Escrow Agent upon demand for all documented reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in connection with this Agreement.

ARTICLE II

TERMS AND CONDITIONS

Section 2.1 The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which the Company is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Company or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Escrow Agent shall exercise the same degree of care toward the Escrow Property as it exercises towards its own similar property.

Section 2.2 This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person, including, without limitation, the holders of the Notes, whatsoever.

Section 2.3 If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate (but shall in any event provide notice thereof to the Trustee and the Company); and the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity with respect to its compliance with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Section 2.4 (a) The Escrow Agent shall not be liable for any action taken or omitted to be taken or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence, willful misconduct or bad faith on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document believed by the Escrow Agent in good faith to be from an authorized officer of the Company listed on Schedule B hereto, as such may be amended from time to time or (ii) for any consequential, punitive or special damages.

(b) The Escrow Agent may consult with legal counsel (with the expense to be reimbursed in accordance with Section 1.6(b) thereof) in connection with the satisfaction of its duties under this Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(c) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility).

Section 2.5 Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

Section 2.6 The Escrow Agent shall provide to the Company monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Company unless the Escrow Agent is notified in writing to the contrary within, ten business days of the Company’s receipt of such statement.

Section 2.7 Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to the Escrow Agent, the Trustee and the Company). Notices shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Notwithstanding the foregoing, notices to the Escrow Agent shall be deemed to be given when actually received by the Escrow Agent. The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the Company or by a person or persons authorized by the Company. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which the Escrow Agent is open for business in the city in which the Pledged Account is maintained. Attached as Schedule B hereto is a list of those persons initially entitled to give notices, instructions and other communications to the Escrow Agent on behalf of the Company. Schedule B may be amended from time to time by written notice from the Company to the Escrow Agent.

Section 2.8 The Company shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to its acceptance of appointment under this Agreement or being the Escrow Agent hereunder (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, of any claim of gross negligence, willful misconduct or bad faith on its part), provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its gross negligence, willful misconduct or bad faith.

Section 2.9 (a) The Company may, with the consent of the Trustee, remove the Escrow Agent at any time by giving to the Escrow Agent fifteen (15) calendar days’ prior notice in writing signed by the Company. The Escrow Agent may resign at any time by giving to the Company thirty (30) calendar days’ prior written notice thereof.

(b) Within fifteen (15) calendar days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Company shall appoint a successor Escrow Agent reasonably acceptable to the Trustee. The Company shall cause any successor Escrow Agent to assume the obligations of the Escrow Agent hereunder or to enter into such other Escrow Agreement as may be reasonably acceptable to the Trustee. If a successor Escrow Agent has not accepted such appointment by the end of such 15-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be reimbursed by the Company.

(c) Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the Escrow Agent’s fees, costs and expenses, each determined in accordance herewith, or other obligations owed to the Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of the Escrow Property to successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

Section 2.10 Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 2.11 (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by the Company, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims, demands or instructions by the Company and/or any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Company for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing signed by the Company and satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by the Company.

Section 2.12 This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. The Escrow Agent’s jurisdiction for purposes of Section 8-110 and 9-304 of the New York Uniform Commercial Code shall be the State of New York. The Company hereby submits to the personal jurisdiction of and agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York. The Company hereby waives the right to trial by jury in any such proceedings. The Company waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

Section 2.13 Except as otherwise permitted herein, this Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

Section 2.14 The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

Section 2.15 The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

Section 2.16 This Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements in regard thereto.

Section 2.17 This Agreement shall terminate upon the distribution of all Escrow Property from the Pledged Account in accordance with Sections 1.3 and 1.5; provided however, that Sections 2.8 and 2.20 shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

Section 2.18 The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

Section 2.19 This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

Section 2.20 Except as otherwise set forth herein, the Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Company shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the Pledged Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D. number certifications as requested. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and is not responsible for any other reporting.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties has caused this Escrow and Security Agreement to be executed by a duly authorized officer as of the day and year first written above.

BANKRATE, INC.

By:	/s/ Edward J. DiMaria
	Name:	Edward J. DiMaria
	Title:	Senior Vice President – Chief Financial Officer

WILMINGTON TRUST FSB, as Escrow Agent

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

WILMINGTON TRUST FSB, as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

Escrow and Security Agreement

SCHEDULE A

Investment Instruments

(i)	Marketable securities issued by the U.S. government and supported by the full faith and credit of the U.S. Treasury, either by statute or an opinion of the Attorney General of the United States;

(ii)	Marketable debt securities, rated Aaa by Moody’s and/ or AAA by S&P, issued by U. S. government-sponsored enterprises, U. S. Federal agencies, U. S. Federal financing banks, and international institutions whose capital stock has been subscribed for by the United States;

(iii)	Certificates of deposit, time deposits, and bankers acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that, at the date of acquisition, such investment, and/or the commercial paper or other short term debt obligation of such bank or trust company has a short-term credit rating or ratings from Moody’s and/or S&P, each at least P-1 or A-1;

(iv)	Commercial paper of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition is rated by Moody’s and/or S&P, provided each such credit rating is least P-1 and/or A-1;

(v)	Money market mutual funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 and that at the time of such investment are rated Aaa by Moody’s and/or AAAm by S&P, including such funds for which the Trustee or an affiliate provides investment advice or other services;

(vi)	Tax-exempt variable rate commercial paper, tax-exempt adjustable rate option tender bonds, and other tax-exempt bonds or notes issued by municipalities in the United States, having a short-term rating of “MIG-1” or “VMIG-1” or a long term rating of “AA” (Moody’s), or a short-term rating of “A-1” or a long term rating of “AA” (S&P);

(vii)	Repurchase obligations with a term of not more than thirty days, 102 percent collateralized, for underlying securities of the types described in clauses (i) and (ii) above, entered into with any bank or trust company or its respective affiliate meeting the requirements specified in clause (iii) above; and

(viii)	Maturities on the above securities shall not exceed 365 days and all rating requirements and/or percentage restrictions are based on the time of purchase.

SCHEDULE B1

The following persons are entitled to give notices, instructions and other communications to the Escrow Agent on behalf of the Company:

Authorized Officer	Title

Thomas R. Evans	President and Chief Executive Officer

Edward J. DiMaria	Senior Vice President-Chief Financial Officer

[1]	This Schedule A may be amended from time to time by written notice from the Company to the Escrow Agent.

EXHIBIT A

[Form of Officers’ Certificate]

of

BANKRATE, INC.

This certificate is being delivered pursuant to Section 1.3(a) of the Escrow and Security Agreement, dated as of July 13, 2010 (the “Escrow Agreement”), among Bankrate, Inc., a Florida corporation (the “Company”), Wilmington Trust FSB, as escrow agent (the “Escrow Agent”) and Wilmington Trust FSB, as trustee. Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement. The Company hereby certifies through the undersigned officers that:

(i) the CreditCards Acquisition has not yet been consummated,

(ii) all conditions precedent (other than the payment of consideration) to the consummation of the CreditCards Acquisition (including the receipt of all governmental approvals or consents necessary or desirable in connection with the CreditCards Acquisition) have been satisfied or waived in accordance with the terms of the agreements governing the CreditCards Acquisition,

(iii) the CreditCards Acquisition will be consummated on substantially the terms described in the Offering Memorandum concurrently with the release of funds on deposit in or credited to the Pledged Account in the amount of $             (which amount, in any event, does not exceed $80.0 million),

(iv) such funds will be applied in the manner described under the caption “Use of Proceeds” in the Offering Memorandum as it relates to the CreditCards Acquisition,

(v) the Company will, concurrently with the consummation of the CreditCards Acquisition, cause CreditCards.com, Inc. and each of its Domestic Subsidiaries to comply with Section 3.12 of the Indenture and cause CreditCards.com, Inc. and each such Subsidiary to execute and deliver a joinder to the Registration Rights Agreement, and

(vi) no Default described in clause (6) of the definition of the term “Event of Default” under the Indenture or any Event of Default has occurred and is continuing or will result therefrom.

The Company hereby instructs the Escrow Agent to distribute the released funds in accordance with the instructions attached hereto as Annex I.

*        *        *

IN WITNESS WHEREOF, the Company, through the undersigned officers, has signed this Certificate this      day of             , 2010.

BANKRATE, INC.

By:
Name:
Title:

By:
Name:
Title:

ANNEX I

Instructions for Delivery of Released Funds

[To come]